Callaway Golf Company Announces Second Quarter 2017 Financial Results Including A 24% Increase In Net Sales; Callaway Increases Full Year Net Sales And Earnings Guidance

- Second quarter 2017 net sales of $305 million, a 24% increase compared to the second quarter of 2016.

- Second quarter 2017 operating income of $49 million, an increase of 135% compared to the second quarter of 2016.

- Full year 2017 net sales guidance increased to $980 - $995 million, compared to prior guidance of $960 - $980 million.

- Full year 2017 non-GAAP earnings per share guidance increased to $0.40 - $0.45, compared to prior guidance of $0.31 - $0.37. The non-GAAP guidance excludes approximately $7 million ($0.05 per share) of non-recurring OGIO transaction and transition expenses.

CARLSBAD, Calif., Aug. 3, 2017 /PRNewswire/ -- Callaway Golf Company (NYSE:ELY) announced today its second quarter 2017 financial results and increased its full year 2017 net sales and earnings guidance.

In the second quarter of 2017, as compared to the same period in 2016, the Company's net sales increased $59 million (24%) to $305 million. This increase was led by a 64% increase in sales of woods, primarily due to strong sales of the EPIC line of woods, and a 74% increase in gear, accessories and other, primarily due to the addition of the new business ventures, OGIO and the Japan apparel joint venture. The overall increase in net sales reflects the Company's continued brand momentum and increased hard goods market share, as well as increased sales in all operating segments and in all reporting geographic regions.

In addition to the sales increase, the Company also recognized a significant increase in operating income. The Company's 2017 second quarter operating income increased 135% to $49 million as compared to the second quarter of 2016. The Company's diluted earnings per share was $0.33 for the second quarter of 2017 compared to $0.36 for the comparable period in 2016 (which included a $17.7 million gain on the sale of a small portion of the Company's Topgolf investment). In addition, as a result of the Company's prior deferred tax valuation allowance, the Company did not recognize U.S. income tax expense in the second quarter of 2016. On a non-GAAP basis (which excludes from 2017 the $2.3 million of OGIO non-recurring transaction and transition expenses and from 2016 the Topgolf gain, and which applies an estimated non-GAAP tax rate of 38.5% for the second quarter of 2016), the Company's earnings per share for the second quarter of 2017 increased to $0.34 as compared to $0.12 for the comparable period in 2016.

As a result of this better than expected second quarter performance and expectations for continued brand momentum for the second half of the year, the Company increased its full year sales guidance to $980 - $995 million as compared to its prior guidance of $960 - $980 million. The Company also increased its full year non-GAAP earnings per share guidance to $0.40 - $0.45 compared to prior guidance of $0.31 - $0.37. The full year non-GAAP guidance excludes an estimated $7 million ($0.05 per share) of non-recurring OGIO transaction and transition expenses but does not include any effect from the pending acquisition announced earlier today.

"We are very pleased with our 2017 first half performance," commented Chip Brewer, President and Chief Executive Officer of Callaway Golf Company. "This year's product line-up, including the EPIC driver and Chrome Soft golf ball franchise, has resonated strongly with golfers. As a result, our brand momentum has increased and our hard goods market share has increased in every major region, resulting in double-digit net sales growth and double-digit EBITDA growth. Furthermore, our new ventures, namely the apparel joint venture in Japan and the OGIO business, continue to perform well. We are also very pleased to announce our agreement to acquire TravisMathew. It is an exceptional high-growth golf and lifestyle apparel company that fits extremely well with our business, growth strategy, brands and culture. Moving into the second half of the year, we are cautiously optimistic about the golf industry overall and very excited about TravisMathew becoming a part of Callaway."

GAAP and Non-GAAP Results

In addition to the Company's results prepared in accordance with GAAP, the Company provided information on a non-GAAP basis. The purpose of this non-GAAP presentation is to provide additional information to investors regarding the underlying performance of the Company's business without these non-recurring items and on a more comparable tax basis.

This non-GAAP information presents the Company's financial results for the second quarter and first half of 2017 excluding the non-recurring transaction and transition expenses related to the OGIO acquisition. Additionally, during the second quarter of 2016, the Company sold a small portion of its Topgolf investment and recognized a gain of $18 million, which is excluded from the non-GAAP presentation. Lastly, because of the Company's prior deferred tax valuation allowance, the Company did not recognize U.S. income tax expense during the second quarter of 2016 and its income tax provision and after-tax income and earnings are therefore not calculated on the same basis as in the second quarter of 2017. In order to make 2016 more comparable to 2017 for evaluation purposes, the Company has presented 2016 results on a non-GAAP basis by applying an estimated income tax rate of 38.5% as compared to the actual second quarter and first half 2016 effective tax rates of 5.4% and 4.4%, respectively. The valuation allowance was reversed in the fourth quarter of 2016. Excluding the reversal, the Company's full year 2016 effective tax rate was 41.1%. The Company also provided information concerning its earnings before interest, taxes, depreciation and amortization expense, the non-recurring OGIO costs and the Topgolf gain ("Adjusted EBITDA").

The manner in which this non-GAAP information is derived is discussed in more detail toward the end of this release, and the Company has provided in the tables to this release a reconciliation of the non-GAAP information to the most directly comparable GAAP information.

Summary of Second Quarter 2017 Financial Results

The Company announced the following GAAP and non-GAAP financial results for the second quarter of 2017 (in millions, except gross margin and EPS):

2017 RESULTS (GAAP)					NON-GAAP PRESENTATION
	Q2 2017	Q2 2016	Change		Q2 2017 non-GAAP	Q2 2016 non-GAAP	Change
Net Sales	$305	$246	$59		$305	$246	$59
Gross Profit Gross Margin	$148 48.7%	$111 45.0%	$37 370 b.p.		$148 48.7%	$111 45.0%	$37 370 b.p.
Operating Expenses	$99	$90	$9		$97	$90	$7
Operating Income	$49	$21	$28		$51	$21	$30
Income Tax Provision	$16	$2	$14		$17	$7	$10
Net Income	$31	$34	($3)		$33	$11	$22
EPS	$0.33	$0.36	($0.03)		$0.34	$0.12	$0.22

			Q2 2017	Q2 2016	Change
	Adjusted EBITDA		$54	$23	$31

For the second quarter of 2017, the Company's net sales increased $59 million to $305 million compared to $246 million for the same period in 2016. The 24% increase in net sales is attributable to the strength of the Company's 2017 product line, including continued success of the current year EPIC driver and fairway woods, increased golf ball sales, including the new Chrome Soft X ball, and increased net sales of gear, accessories and other as a result of the Company's acquisition of OGIO in the first quarter of 2017 and the new apparel joint venture in Japan, which was formed in the third quarter of 2016. For the second consecutive quarter, net sales increased in all major regions and reflected market share gains in those regions.

For the second quarter of 2017, the Company's gross margin was 48.7% compared to second quarter 2016 gross margin of 45.0%. The 370 basis point increase was primarily due to a favorable shift in product mix toward the higher margin EPIC woods and irons combined with overall higher average selling prices, less discounting and lower promotional activity. The increases were partially offset by the different economics of the apparel joint venture and the OGIO business, which have lower gross margins and lower relative operating expenses as compared to the Company's golf equipment business.

Operating expenses increased $9 million to $99 million in the second quarter of 2017 compared to $90 million for the same period in 2016. This increase is due to the addition in 2017 of operating expenses from the Japan joint venture and the consolidation of OGIO, as well as $2 million in non-recurring OGIO transaction and transition expenses.

Second quarter 2017 earnings per share was $0.33, compared to $0.36 for the second quarter of 2016. The decrease on a GAAP basis was caused by the $2 million OGIO transaction and transition expenses in the second quarter of 2017, the $18 million Topgolf gain in 2016 and the difference in effective tax rates. On a non-GAAP basis, which excludes the impact of the non-recurring OGIO transaction and transition expenses, excludes the Topgolf gain in 2016 and applies an estimated tax rate of 38.5% to 2016 pre-tax income as discussed above, the Company would have reported earnings per share for the second quarter of 2017 of $0.34, compared to earnings per share of $0.12 for the second quarter of 2016.

Summary of First Half 2017 Financial Results

The Company announced the following GAAP and non-GAAP financial results for the first half of 2017 (in millions, except gross margin and EPS):

2017 RESULTS (GAAP)					NON-GAAP PRESENTATION
	1H 2017	1H 2016	Change		1H 2017 non-GAAP	1H 2016 non-GAAP	Change
Net Sales	$613	$520	$93		$613	$520	$93
Gross Profit Gross Margin	$296 48.2%	$243 46.8%	$53 140 b.p.		$296 48.2%	$243 46.8%	$53 140 b.p.
Operating Expenses	$203	$177	$26		$196	$177	$19
Operating Income	$93	$66	$27		$99	$66	$33
Income Tax Provision	$29	$3	$26		$31	$22	$9
Net Income	$57	$72	($15)		$61	$36	$25
EPS	$0.59	$0.76	($0.17)		$0.64	$0.37	$0.27

			1H 2017	1H 2016	Change
	Adjusted EBITDA		$102	$67	$35

For the first half of 2017, the Company's net sales increased $93 million to $613 million compared to $520 million for the same period in 2016. The 18% increase in net sales is attributable to the strength of the Company's 2017 product line, including continued success of the current year EPIC driver and fairway woods, increased golf ball sales, including the new Chrome Soft X ball, and increased gear, accessories and other as a result of the Company's acquisition of OGIO in the first quarter of 2017 and the new apparel joint venture in Japan, which was formed in the third quarter of 2016. In the first half of 2017, net sales increased in all major regions and reflected market share gains in those regions.

For the first half of 2017, the Company's gross margin increased to 48.2% compared to first half 2016 gross margin of 46.8%. The 140 basis point increase was primarily due to a favorable shift in product mix toward the higher margin EPIC woods and irons combined with overall higher average selling prices, less discounting and lower promotional activity. The increases were partially offset by the different economics of the Japan apparel joint venture and the OGIO business discussed above.

Operating expenses increased $26 million to $203 million in the first half of 2017 compared to $177 million for the same period in 2016. This increase is due to the addition in 2017 of operating expenses from the Japan apparel joint venture and the consolidation of OGIO, as well as $6 million in non-recurring OGIO transaction and transition expenses.

First half 2017 earnings per share was $0.59, compared to $0.76 for the first half of 2016. The decrease on a GAAP basis was caused by the $6 million OGIO transaction and transition expenses in the first half of 2017, the $18 million Topgolf gain in the first half of 2016 and the difference in effective tax rates. On a non-GAAP basis, which excludes the impact of the non-recurring OGIO expenses, excludes the Topgolf gain and applies an estimated tax rate of 38.5% to 2016 pre-tax income as discussed above, the Company would have reported earnings per share for the second quarter of 2017 of $0.64, compared to earnings per share of $0.37 for the first half of 2016.

Business Outlook for 2017

Basis for 2017 GAAP Estimates. The Company's 2017 GAAP estimates exclude the financial impact of the recently announced pending acquisition of TravisMathew, LLC, which is estimated to be approximately $10-15 million in net sales assuming the transaction closes in the third quarter of 2017. Including approximately $5 million of estimated transaction expenses and incremental non-cash expense resulting from the acquisition purchase accounting adjustments, TravisMathew is expected to be $0.04 dilutive to the Company's earnings per share for 2017.

Basis for 2017 Non-GAAP Estimates. The Company's 2017 non-GAAP estimates exclude non-recurring transaction and transition expenses related to the OGIO acquisition, which are estimated to be approximately $7 million for full year 2017. The amount incurred in the first half of 2017 was $6 million, which was in line with the Company's expectations.

Basis for 2016 Pro Forma Results. In order to make the 2017 guidance more comparable to 2016, as discussed above, the Company has presented 2016 results on a pro forma basis by excluding from 2016 the prior $0.11 per share after-tax Topgolf gain. Furthermore, the Company excluded from full year 2016 the $1.63 per share non-recurring benefit from the reversal of the deferred tax valuation allowance.

Given the Company's financial performance during the second quarter of 2017, the Company is increasing its full year financial guidance as follows (in millions, except gross margin and EPS):

Full Year 2017	Revised 2017 GAAP Estimate*	Revised 2017 Non-GAAP Estimate*	Previous 2017 Non-GAAP Estimate	2016 Pro Forma Results
Net Sales	$980 - $995	$980 - $995	$960 - $980	$871
Gross Margin	45.8%	45.8%	45.2%	44.2%
Operating Expenses	$388	$381	$383	$341
Earnings Per Share	$0.35 - $0.40	$0.40 - $0.45	$0.31 - $0.37	$0.24
*Excludes the financial impact of the recently announced pending TravisMathew acquisition.

The Company currently estimates full year 2017 net sales of $980 - $995 million. This would result in net sales growth of 13% - 14% in 2017 compared to 2016. Incremental sales growth versus previous estimates is expected to be driven primarily by market share gains related to the Company's 2017 product line. The Company currently estimates that changes in foreign currency rates will adversely affect projected 2017 net sales by approximately $12 million as compared to 2016 rates. The Company previously estimated that changes in foreign currency would adversely affect projected 2017 net sales by $16 million.

The Company currently estimates that its 2017 gross margin will improve 60 basis points from the prior estimate. This increase is expected to be driven by continued favorable pricing, mix and operational efficiencies. The Company estimates that its 2017 non-GAAP operating expenses will decrease $2 million compared to prior estimates.

The Company increased its non-GAAP earnings per share to $0.40 - $0.45 due to the projected increase in net sales, improved gross margin and decrease in estimated operating expenses. The Company's 2017 earnings per share estimates assume a tax rate of approximately 34.5% and a base of 96 million shares.

Based on the current planned product launches for the remainder of 2017 and the year-over-year fourth quarter comparison with the 2016 Steelhead irons launch, the majority of the expected increase in net sales in the second half of 2017 is anticipated to occur in the third quarter.

Conference Call and Webcast

The Company will be holding a conference call at 2:00 p.m. PDT today to discuss the Company's financial results, outlook and business. The call will be broadcast live over the Internet and can be accessed at http://ir.callawaygolf.com/. To listen to the call, and to access the Company's presentation materials, please go to the website at least 15 minutes before the call to register and for instructions on how to access the broadcast. A replay of the conference call will be available approximately three hours after the call ends, and will remain available through 9:00 p.m. PDT on Thursday, August 10, 2017. The replay may be accessed through the Internet at http://ir.callawaygolf.com/.

Non-GAAP Information

The GAAP results contained in this press release and the financial statement schedules attached to this press release have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). To supplement the GAAP results, the Company has provided certain non-GAAP financial information as follows:

Constant Currency Basis. The Company provided certain information regarding the Company's financial results or projected financial results on a "constant currency basis." This information estimates the impact of changes in foreign currency rates on the translation of the Company's current or projected future period financial results as compared to the applicable comparable period. This impact is derived by taking the current or projected local currency results and translating them into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. It does not include any other effect of changes in foreign currency rates on the Company's results or business.

Adjusted EBITDA. The Company provides information about its results excluding interest, taxes, and depreciation and amortization expenses, as well as non-recurring OGIO transaction and transition expenses and the second quarter 2016 gain realized from the sale of a small portion of the Company's Topgolf investment.

Other Adjustments. The Company presents certain of its financial results (i) excluding tax benefits received from the reversal of a significant portion of its deferred tax valuation allowance, (ii) excluding gains from the sale of a small portion of its Topgolf investment, (iii) excluding the non-recurring OGIO expenses and (iv) by applying an assumed estimated statutory tax rate of 38.5%.

In addition, the Company has included in the schedules to this release a reconciliation of certain non-GAAP information to the most directly correlated GAAP information. The non-GAAP information presented in this release and related schedules should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. The non-GAAP information may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management uses such non-GAAP information for financial and operational decision-making purposes and as a means to evaluate period-over-period comparisons and in forecasting the Company's business going forward. Management believes that the presentation of such non-GAAP information, when considered in conjunction with the most directly comparable GAAP information, provides additional useful comparative information for investors in their assessment of the underlying performance of the Company's business without regard to these items. The Company has provided reconciling information in the attached schedules.

Forward-Looking Statements

Statements used in this press release that relate to future plans, events, financial results, performance or prospects, including statements relating to the Company's estimated 2017 sales, gross margins, operating expenses, and earnings per share (or related tax rate and share count), the estimated impact from changes in foreign currency rates, the estimated timing and amount of expenses related to the integration of the OGIO acquisition, and the estimated timing and financial impact of the pending TravisMathew transaction, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements are based upon current information and expectations. Accurately estimating the forward-looking statements is based upon various risks and unknowns, including the risk that the TravisMathew transaction may not close on the terms or timing described, or at all; unanticipated difficulties or expenditures relating to the TravisMathew transaction or the realization of the anticipated synergies and other benefits; the response of customers, suppliers or others to the announcement of the transaction; potential difficulties in employee retention as a result of the transaction; any unfavorable changes in U.S. trade, tax or other policies, including restrictions on imports or an increase in import tariffs; delays, difficulties, or increased costs in integrating the acquired OGIO business or implementing the Company's growth strategy generally; consumer acceptance of and demand for the Company's products; the level of promotional activity in the marketplace; unfavorable weather conditions; future consumer discretionary purchasing activity, which can be significantly adversely affected by unfavorable economic or market conditions; future retailer purchasing activity, which can be significantly negatively affected by adverse industry conditions and overall retail inventory levels; and future changes in foreign currency exchange rates and the degree of effectiveness of the Company's hedging programs. Actual results may differ materially from those estimated or anticipated as a result of these risks and unknowns or other risks and uncertainties, including continued compliance with the terms of the Company's credit facilities; delays, difficulties or increased costs in the supply of components or commodities needed to manufacture the Company's products or in manufacturing the Company's products; the ability to secure professional tour player endorsements at reasonable costs; any rule changes or other actions taken by the USGA or other golf association that could have an adverse impact upon demand or supply of the Company's products; a decrease in participation levels in golf; and the effect of terrorist activity, armed conflict, natural disasters or pandemic diseases on the economy generally, on the level of demand for the Company's products or on the Company's ability to manage its supply and delivery logistics in such an environment. For additional information concerning these and other risks and uncertainties that could affect these statements, the golf industry, and the Company's business, see the Company's Annual Report on Form 10-K for the year ended December 31, 2016 as well as other risks and uncertainties detailed from time to time in the Company's reports on Forms 10-K, 10-Q and 8-K subsequently filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Callaway Golf
Through an unwavering commitment to innovation, Callaway Golf Company (NYSE:ELY) creates products designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells bags, accessories and apparel in the golf and lifestyle categories, under the Callaway Golf®, Odyssey®, and OGIO brands worldwide. For more information please visit www.callawaygolf.com, www.odysseygolf.com and www.ogio.com.

Contacts:	Brian Lynch
Patrick Burke
(760) 931-1771

CALLAWAY GOLF COMPANY
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)
(In thousands)

	June 30, 2017	December 31, 2016
ASSETS

Current assets:
Cash and cash equivalents	$61,959	$125,975
Accounts receivable, net	224,649	127,863
Inventories	171,780	189,400
Other current assets	23,645	17,187
Total current assets	482,033	460,425

Property, plant and equipment, net	60,654	54,475
Intangible assets, net	171,868	114,324
Deferred taxes, net	82,835	114,707
Investment in golf-related venture	48,997	48,997
Other assets	8,777	8,354
Total assets	$855,164	$801,282

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$144,978	$132,521
Accrued employee compensation and benefits	27,323	32,568
Asset-based credit facilities	6,231	11,966
Accrued warranty expense	5,969	5,395
Income tax liability	3,491	4,404
Total current liabilities	187,992	186,854

Long-term liabilities	6,246	5,828
Total Callaway Golf Company shareholders' equity	651,794	598,906
Non-controlling interest in consolidated entity	9,132	9,694
Total liabilities and shareholders' equity	$855,164	$801,282

CALLAWAY GOLF COMPANY
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,
	2017	2016
Net sales	$304,548	$245,594
Cost of sales	156,383	134,961
Gross profit	148,165	110,633
Operating expenses:
Selling	68,102	64,388
General and administrative	22,155	17,089
Research and development	8,863	8,288
Total operating expenses	99,120	89,765
Income from operations	49,045	20,868
Gain on sale of investment in golf-related venture	—	17,662
Other expense, net	(1,521)	(2,488)
Income before income taxes	47,524	36,042
Income tax provision	16,050	1,937
Net income	31,474	34,105
Less: Net income attributable to non-controlling interest	31	—
Net income attributable to Callaway Golf Company	$31,443	$34,105

Earnings per common share:
Basic	$0.33	$0.36
Diluted	$0.33	$0.36
Weighted-average common shares outstanding:
Basic	94,213	94,029
Diluted	96,197	95,893

	Six Months Ended June 30,
	2017	2016
Net sales	$613,475	$519,647
Cost of sales	317,595	276,622
Gross profit	295,880	243,025
Operating expenses:
Selling	139,864	127,674
General and administrative	45,019	32,633
Research and development	17,745	16,522
Total operating expenses	202,628	176,829
Income from operations	93,252	66,196
Gain on sale of investment in golf-related venture	—	17,662
Other expense, net	(6,642)	(8,025)
Income before income taxes	86,610	75,833
Income tax provision	29,256	3,338
Net income	57,354	72,495
Less: Net income attributable to non-controlling interest	222	—
Net income attributable to Callaway Golf Company	$57,132	$72,495

Earnings per common share:
Basic	$0.61	$0.77
Diluted	$0.59	$0.76
Weighted-average common shares outstanding:
Basic	94,142	93,990
Diluted	96,073	95,658

CALLAWAY GOLF COMPANY
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW
(Unaudited)
(In thousands)

	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities:
Net income	$57,354	$72,495
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,497	8,337
Deferred taxes, net	33,028	(347)
Share-based compensation	5,402	4,329
Loss (gain) on disposal of long-lived assets and deferred gain amortization	1,035	(124)
Gain on sale of investment in golf-related venture	—	(17,662)
Unrealized loss on foreign currency forward contracts	1,550	884
Changes in assets and liabilities	(80,542)	(50,151)
Net cash provided by operating activities	26,324	17,761

Cash flows from investing activities:
Acquisition, net of cash acquired	(57,890)	—
Capital expenditures	(12,186)	(7,487)
Proceeds from sale of property, plant and equipment	560	20
Proceeds from sale of investment in golf-related ventures	—	23,429
Proceeds from note receivable	—	3,104
Investments in golf-related venture	—	(1,560)
Net cash (used in) provided by investing activities	(69,516)	17,506

Cash flows from financing activities:
Repayments of asset-based credit facilities, net	(5,735)	(9,638)
Acquisition of treasury stock	(16,410)	(5,133)
Dividends paid	(1,882)	(1,882)
Exercise of stock options	3,085	2,096
Distribution to non-controlling interest	(974)	—
Net cash used in financing activities	(21,916)	(14,557)
Effect of exchange rate changes on cash and cash equivalents	1,092	(2,892)
Net (decrease) increase in cash and cash equivalents	(64,016)	17,818
Cash and cash equivalents at beginning of period	125,975	49,801
Cash and cash equivalents at end of period	$61,959	$67,619

CALLAWAY GOLF COMPANY
Consolidated Net Sales and Operating Segment Information
(Unaudited)
(In thousands)

	Net Sales by Product Category					Net Sales by Product Category
	Three Months Ended June 30,		Growth/(Decline)		Non-GAAP Constant Currency vs. 2016(2)	Six Months Ended June 30,		Growth/(Decline)		Non-GAAP Constant Currency vs. 2016(2)
	2017	2016(1)	Dollars	Percent	Percent	2017	2016(1)	Dollars	Percent	Percent
Net sales:
Woods	$89,276	$54,582	$34,694	63.6%	65.8%	$196,851	$143,830	$53,021	36.9%	38.1%
Irons	82,285	84,458	(2,173)	(2.6)%	(1.3)%	141,296	160,058	(18,762)	(11.7)%	(10.7)%
Putters	24,730	25,411	(681)	(2.7)%	(1.4)%	51,735	55,624	(3,889)	(7.0)%	(6.2)%
Golf balls	48,767	46,996	1,771	3.8%	5.1%	96,991	88,412	8,579	9.7%	10.6%
Gear/Accessories/Other	59,490	34,147	25,343	74.2%	76.7%	126,602	71,723	54,879	76.5%	78.0%
	$304,548	$245,594	$58,954	24.0%	25.7%	$613,475	$519,647	$93,828	18.1%	19.2%

(1) The Company changed its operating segments as of January 1, 2017. Accordingly, prior period amounts have been reclassified to conform with the current period presentation.
(2) Calculated by applying 2016 exchange rates to 2017 reported sales in regions outside the U.S.

	Net Sales by Region					Net Sales by Region
	Three Months Ended June 30,		Growth		Non-GAAP Constant Currency vs. 2016(1)	Six Months Ended June 30,		Growth		Non-GAAP Constant Currency vs. 2016(1)
	2017	2016	Dollars	Percent	Percent	2017	2016	Dollars	Percent	Percent
Net Sales
United States	$168,413	$127,182	$41,231	32.4%	32.4%	$348,235	$287,230	$61,005	21.2%	21.2%
Europe	42,977	36,923	6,054	16.4%	24.0%	86,096	74,824	11,272	15.1%	23.1%
Japan	47,869	40,551	7,318	18.0%	21.1%	94,369	79,829	14,540	18.2%	19.2%
Rest of Asia	24,257	20,137	4,120	20.5%	18.2%	42,579	35,946	6,633	18.5%	15.6%
Other foreign countries	21,032	20,801	231	1.1%	3.6%	42,196	41,818	378	0.9%	0.8%
	$304,548	$245,594	$58,954	24.0%	25.7%	$613,475	$519,647	$93,828	18.1%	19.2%

(1) Calculated by applying 2016 exchange rates to 2017 reported sales in regions outside the U.S.

	Operating Segment Information					Operating Segment Information
	Three Months Ended June 30,		Growth			Six Months Ended June 30,		Growth
	2017	2016(1)	Dollars	Percent		2017	2016(1)	Dollars	Percent
Net Sales
Golf Club	$196,291	$164,451	$31,840	19.4%		$389,882	$359,512	$30,370	8.4%
Golf Ball	48,767	46,996	1,771	3.8%		96,991	88,412	8,579	9.7%
Gear/Accessories/Other	59,490	34,147	25,343	74.2%		126,602	71,723	54,879	76.5%
	$304,548	$245,594	$58,954	24.0%		$613,475	$519,647	$93,828	18.1%

Income (loss) before income taxes:
Golf clubs	$38,445	$17,973	$20,472	113.9%		$73,398	$53,414	$19,984	37.4%
Golf balls	10,939	7,534	3,405	45.2%		22,460	18,140	4,320	23.8%
Gear/Accessories/Other	11,877	6,696	5,181	77.4%		21,496	16,158	5,338	33.0%
Reconciling items(2)	(13,737)	3,839	(17,576)	(457.8)%		(30,744)	(11,879)	(18,865)	(158.8)%
	$47,524	$36,042	$11,482	31.9%		$86,610	$75,833	$10,777	14.2%

(1) The Company changed its operating segments as of January 1, 2017. Accordingly, prior period amounts have been reclassified to conform with the current period presentation.
(2) Represents corporate general and administrative expenses and other income (expense) not utilized by management in determining segment profitability.

CALLAWAY GOLF COMPANY
Supplemental Financial Information and Non-GAAP Reconciliation
(Unaudited)
(In thousands)

	Three months ended June 30, 2017			Three months ended June 30, 2016
	As Reported	Ogio Acquisition Costs(1)	Non-GAAP	As Reported	Non-Cash Tax Adjustment(2)	Topgolf Gain(3)	Non-GAAP
Net sales	$304,548	$—	$304,548	$245,594	$—	$—	$245,594
Gross profit	148,165	—	148,165	110,633	—	—	110,633
% of sales	48.7%	—	48.7%	45.0%	—	—	45.0%
Operating expenses	99,120	2,254	96,866	89,765	—	—	89,765
Income (loss) from operations	49,045	(2,254)	51,299	20,868	—	—	20,868
Other income (expense), net	(1,521)	—	(1,521)	15,174	—	17,662	(2,488)
Income (loss) before income taxes	47,524	(2,254)	49,778	36,042	—	17,662	18,380
Income tax provision (benefit)	16,050	(761)	16,811	1,937	(12,327)	7,188	7,076
Net income (loss)	31,474	(1,493)	32,967	34,105	12,327	10,474	11,304
Less: Net income attributable to non-controlling interest	31	—	31	—	—	—	—
Net income (loss) attributable to Callaway Golf Company	$31,443	$(1,493)	$32,936	$34,105	$12,327	$10,474	$11,304

Diluted earnings (loss) per share:	$0.33	$(0.01)	$0.34	$0.36	$0.13	$0.11	$0.12
Weighted-average shares outstanding:	96,197	96,197	96,197	95,893	95,893	95,893	95,893

(1)	Represents transaction costs as well as one-time transition costs associated with the acquisition of Ogio International, Inc in January 2017.
(2)

The Company had a valuation allowance on its U.S. deferred tax assets in the second quarter of 2016, which resulted in no federal U.S. tax expense for the quarter. In the fourth quarter of 2016, the Company reversed a significant portion of the valuation allowance and recognized income taxes on its U.S. operations that were retroactive for all of 2016. For comparability to the second quarter of 2017, the Company applied an estimated statutory tax rate of 38.5% to calculate pro-forma results for the second quarter of 2016.

(3)

Represents a gain on the sale of a small portion of the Company's Topgolf investment as well as the income tax impact on the gain. The application of income taxes on this gain is for presentation purposes only. At the time the gain was recognized in the second quarter of 2016, the Company did not recognize income taxes on its U.S. operations due to the valuation allowance on its U.S. deferred tax assets. As mentioned above, a significant portion of this valuation allowance was reversed in the fourth quarter of 2016, and the Company recognized income taxes on its U.S. operations that were retroactive for all of 2016.

CALLAWAY GOLF COMPANY
Supplemental Financial Information and Non-GAAP Reconciliation
(Unaudited)
(In thousands)

	Six Months Ended June 30, 2017			Six Months Ended June 30, 2016
	As Reported	Ogio Acquisition Costs(1)	Non-GAAP	As Reported	Non-Cash Tax Adjustment(2)	Topgolf Gain(3)	Non-GAAP
Net sales	$613,475	$—	$613,475	$519,647	$—	$—	$519,647
Gross profit	295,880	—	295,880	243,025	—	—	243,025
% of sales	48.2%	—	48.2%	46.8%	—	—	46.8%
Operating expenses	202,628	6,210	196,418	176,829	—	—	176,829
Income (loss) from operations	93,252	(6,210)	99,462	66,196	—	—	66,196
Other income (expense), net	(6,642)	—	(6,642)	9,637	—	17,662	(8,025)
Income (loss) before income taxes	86,610	(6,210)	92,820	75,833	—	17,662	58,171
Income tax provision (benefit)	29,256	(2,098)	31,354	3,338	(26,246)	7,188	22,396
Net income (loss)	57,354	(4,112)	61,466	72,495	26,246	10,474	35,775
Less: Net income attributable to non-controlling interest	222	—	222	—	—	—	—
Net income (loss) attributable to Callaway Golf Company	$57,132	$(4,112)	$61,244	$72,495	$26,246	$10,474	$35,775

Diluted earnings (loss) per share:	$0.59	$(0.05)	$0.64	$0.76	$0.28	$0.11	$0.37
Weighted-average shares outstanding:	96,073	96,073	96,073	95,658	95,658	95,658	95,658

(1)	Represents transaction costs as well as one-time transition costs associated with the acquisition of Ogio International, Inc in January 2017.
(2)

The Company had a valuation allowance on its U.S. deferred tax assets in the first half of 2016, which resulted in federal U.S. tax expense for the six months ended June 30, 2016. In the fourth quarter of 2016, the Company reversed a significant portion of the valuation allowance and recognized income taxes on its U.S. operations that were retroactive for all of 2016. For comparability to 2017, the Company applied an estimated statutory tax rate of 38.5% to calculate pro-forma results for the six months ended June 30, 2016.

(3)

Represents a gain on the sale of a small portion of the Company's Topgolf investment as well as the income tax impact on the gain. The application of income taxes on this gain is for presentation purposes only. At the time the gain was recognized in the first six months of 2016, the Company did not recognize income taxes on its U.S. operations due to the valuation allowance on its U.S. deferred tax assets. As mentioned above, a significant portion of this valuation allowance was reversed in the fourth quarter of 2016, and the Company recognized income taxes on its U.S. operations that were retroactive for all of 2016.

CALLAWAY GOLF COMPANY
Supplemental Financial Information and Non-GAAP Reconciliation
(Unaudited)
(In thousands)

	2017 Trailing Twelve Month Adjusted EBITDA					2016 Trailing Twelve Month Adjusted EBITDA
	Quarter Ended					Quarter Ended
	September 30,	December 31,	March 31,	June 30,		September 30,	December 31,	March 31,	June 30,
	2016	2016	2017	2017	Total	2015	2015	2016	2016	Total
Net income (loss)	$(5,866)	$123,271	$25,689	$31,443	$174,537	$(3,617)	$(30,452)	$38,390	$34,105	$38,426
Interest expense, net	431	348	715	550	2,044	3,520	868	621	347	5,356
Income tax provision (benefit)	1,294	(137,193)	13,206	16,050	(106,643)	1,547	493	1,401	1,937	5,378
Depreciation and amortization expense	4,204	4,045	4,319	4,178	16,746	4,193	4,029	4,157	4,180	16,559
EBITDA	$63	$(9,529)	$43,929	$52,221	$86,684	$5,643	$(25,062)	$44,569	$40,569	$65,719
Gain on sale of Topgolf investments	—	—	—	—	—	—	—	—	(17,662)	(17,662)
Ogio acquisition costs	—	—	3,956	2,254	6,210	—	—	—	—	—
Adjusted EBITDA	$63	$(9,529)	$47,885	$54,475	$92,894	$5,643	$(25,062)	$44,569	$22,907	$48,057

CALLAWAY GOLF COMPANY
Reconciliation of Non-GAAP 2016 Results
(Unaudited)
(In thousands)

	Year Ended December 31, 2016
	As Reported	Release of Tax VA(1)	Topgolf Gain(2)	Pro-Forma(3)
Net sales	$871,192	$—	$—	$871,192
Gross profit	385,011	—	—	385,011
% of sales	44.2%	—	—	44.2%
Operating expenses	340,843	—	—	340,843
Income from operations	44,168	—	—	44,168
Other income (expense), net	14,225		17,662	(3,437)
Income before income taxes	58,393	—	17,662	40,731
Income tax provision (benefit)	(132,561)	(156,588)	7,188	16,839
Net income	190,954	156,588	10,474	23,892
Less: Net income attributable to non-controlling interest	1,054	—	—	1,054
Net income attributable to Callaway Golf Company	$189,900	$156,588	$10,474	$22,838

Diluted earnings per share:	$1.98	$1.63	$0.11	$0.24
Weighted-average shares outstanding:	95,845	95,845	95,845	95,845

(1)	Non-cash tax benefit due to the reversal of a significant portion of the Company's deferred tax valuation allowance.
(2)

Represents a gain on the sale of a small portion of the Company's Topgolf investment as well as the income tax impact on the gain due to the reversal of the Company's deferred tax valuation allowance in Q4 of 2016.

(3)

In order to make the 2017 guidance more comparable to 2016 with regard to the underlying performance of the Company's business, the Company has recast its 2016 results on a pro-forma basis. The 2016 Non-GAAP Results exclude (i) the $156.6 million ($1.63 per share) benefit from the reversal of the deferred tax valuation allowance, and (ii) the $10.5 million ($0.11 per share) after-tax Topgolf gain.

CALLAWAY GOLF COMPANY
Consolidated Net Sales by Product Category Reclassified For New Segment Presentation
(Unaudited)
(In thousands)

Effective January 1, 2017, the Company changed its operating segments and established a new operating segment, Gear, Accessories and Other. As a result of this change, the Golf Clubs operating segment is now comprised of the woods, irons and putters product categories, and the Golf Ball operating segment is comprised of golf balls. The accessories and other product category, which was previously reported within the Golf Clubs operating segment, is now included in the new Gear, Accessories and Other operating segment. Accordingly, as a result of this change, net sales by product category for 2016 and all interim periods therein were reclassified to conform with the new operating segment presentation as follows: (i) sales of pre-owned clubs, which were previously in accessories and other, are now reported by product type within woods, irons and putters; (ii) sales of packaged sets, which were previously reported in accessories and other, are now reported within irons; and (iii) sales of golf apparel and footwear, golf bags, golf gloves, travel gear, headwear and other golf-related accessories, OGIO branded gear and accessories, retail apparel sales from the Company's joint venture in Japan, in addition to royalties from licensing of the Company's trademarks and service marks for various soft goods, which were previously reported in accessories and other, are now reported in the Gear, Accessories and Other operating segment.

The table below represents the Company's 2016 consolidated net sales by product category as previously reported.

	Three Months Ended								Year Ended
	March 31, 2016		June 30, 2016		September 30, 2016		December 31, 2016		December 31, 2016
Net sales:
Woods	$86,070	31.4%	$50,478	20.6%	$35,733	19.0%	$29,532	18.0%	$201,813	23.2%
Irons	59,232	21.6%	63,416	25.8%	50,272	26.8%	39,027	23.8%	211,947	24.3%
Putters	29,750	10.9%	25,013	10.2%	17,290	9.2%	13,989	8.5%	86,042	9.9%
Golf balls	41,416	15.1%	46,996	19.1%	32,640	17.4%	31,205	19.1%	152,257	17.5%
Gear, accessories and other	57,585	21.0%	59,691	24.3%	51,915	27.6%	49,942	30.5%	219,133	25.2%
	$274,053	100.0%	$245,594	100.0%	$187,850	100.0%	$163,695	100.0%	$871,192	100.0%

The table below represents the Company's 2016 consolidated net sales by product category reclassified to conform with the new segment presentation in the comparable periods of 2017.

	Reclassified
	Three Months Ended								Year Ended
	March 31, 2016		June 30, 2016		September 30, 2016		December 31, 2016		December 31, 2016
Net sales:
Woods	$89,248	32.6%	$54,582	22.2%	$39,331	20.9%	$33,024	20.2%	$216,185	24.8%
Irons	75,600	27.6%	84,458	34.4%	64,305	34.2%	54,105	33.1%	278,468	32.0%
Putters	30,213	11.0%	25,411	10.3%	17,591	9.4%	14,513	8.9%	87,728	10.1%
Golf balls	41,416	15.1%	46,996	19.1%	32,640	17.4%	31,205	19.1%	152,257	17.5%
Gear, accessories and other	37,576	13.7%	34,147	13.9%	33,983	18.1%	30,848	18.8%	136,554	15.7%
	$274,053	100.0%	$245,594	100.0%	$187,850	100.0%	$163,695	100.0%	$871,192	100.0%